INTEGRA LIFESCIENCES HOLDINGS CORPORATION
                                          CONSOLIDATED FINANCIAL RESULTS
                                       (In thousands, except per share data)
                                                    (UNAUDITED)

Statement of Operations Data:

                                                Three Month Period                  Six Month Period
                                                   Ended June 30                      Ended June 30
                                                2001           2000               2001            2000
                                              -------          ------            -------         -------
Product sales                                 $21,385         $15,827            $41,669         $29,159
Other revenue                                   1,535           1,259              2,935           2,458
                                              -------          ------            -------         -------
Total revenue                                  22,920          17,086             44,604          31,617

Cost of product sales                           8,310           7,212             16,904          13,899
Research and development                        1,837           2,004              3,910           3,894
Selling and marketing                           5,269           3,904             10,020           6,853
General and administrative                      3,319           3,884              6,523           7,631
Amortization                                      729             670              1,409           1,150
                                              -------          ------            -------         -------
Total costs and expenses                       19,464          17,674             38,766          33,427

Operating income (loss)                         3,456            (588)             5,838          (1,810)

Gain on disposition of product line               --            1,031                --            1,146
Other expense, net                               (265)           (170)              (405)            (36)
                                              -------          ------            -------         -------
Income (loss) before income taxes               3,191             273              5,433            (700)
Provision for income taxes                        429             161                675             223
                                              -------          ------            -------         -------

Income (loss) before accounting change          2,762             112              4,758            (923)

Cumulative effect of accounting change            --              --                 --             (470)
                                              -------          ------            -------         -------

Net income (loss)                             $ 2,762          $  112            $ 4,758         $(1,393)

Earnings (loss) per share
     Basic                                    $  0.12        $ (0.02)            $  0.20        $ (0.36)
     Diluted                                  $  0.10        $ (0.02)            $  0.18        $ (0.36)

Weighted average Common shares outstanding:
   Basic                                       20,245          17,341             19,931          17,282
   Diluted                                     25,049          17,341             22,211          17,282


Balance Sheet Data:
                                              30-JUN          31-DEC
                                               2001            2000
                                              ------          ------
Cash, cash equivalents & investments          $11,655         $15,138
Working capital                                28,299          25,177
Total assets                                   94,193          86,514
Total debt                                      9,703          13,630
Total stockholders' equity                     62,522          53,781